Exhibit 10.1

2016 DIRECTOR COMPENSATION SUMMARY

Summary

	Annual Retainer[2]	Restricted Stock Grant[3]
Non-Employee Board Member	$90,000	$140,000
Committee Chair	$30,000
Non-Executive Chairman	$170,000	$290,000

Actual Amounts by Director

Director Name	Annual Retainer ($)[2]	Restricted Stock Grant ($)[3]
Mr. Ralph B. Levy Non-Executive Chairman[1]	135,000	215,000
Mr. David C. Bushnell[4]	105,000	140,000
Mr. James L. Gibbons[1,4]	142,500	215,000
Mr. Brian G. J. Gray	90,000	140,000
William F. Hagerty IV	90,000	140,000
Ms. Jean D. Hamilton	90,000	140,000
Mr. Henry Klehm, III[5]	120,000	140,000
Mr. Anthony M. Santomero[6]	120,000	140,000
Mr. Nicholas L. Trivisonno	45,000	140,000
Mr. Edward J. Zore	90,000	140,000
Carol P. Sanders[7]	45,000	140,000
Expenses: Reimbursement of all expenses incurred in connection with service on the Board, including expenses relating to attending training relating to Board duties, industry education, and related matters. Educational expenses of less than $5,000 per occurrence may be incurred without prior approval; larger expenses should be approved by the Chairman before being incurred. The Chairman’s expenses are subject to the separate policies applicable to the Chairman.
Use of Corporate Plane: Personal use of the corporate plane is generally not permitted. Space permitting, directors may bring spouses along on business trips, principally trips to Bermuda. Since there is no marginal cost to the Company, no fee is charged, although the IRS rules require an income imputation for such use.
Notes

1.
Mr. Levy’s and Mr. Gibbon’s retainers and restricted stock grants in respect of service as non-Executive Chair have been prorated to reflect that Mr. Levy will serve as Non-Executive Chair through the 2016 Annual General Meeting of Shareholders, after which Mr. Gibbons will become the Non-Executive Chair.

2.	Cash payment made in conjunction with first Board meeting of the year.

3.
A grant of shares of restricted stock valued in the amounts shown, vesting in each case ratably over a three-year period. Value of restricted stock will be the closing stock price, computed pursuant to the Company’s usual methodology (i.e., with reference to closing market prices, without regard to discount for illiquidity/forfeiture risk).

4.
The Chair of the Audit Committee receives in respect of 2016 $30,000 as a retainer in addition to the Annual Cash Retainer of a regular non-employee member of the Board. In respect of 2016 the retainer has been divided pro-rata between Mr. Gibbons and Mr. Bushnell, as Mr. Gibbons is expected to serve as Audit Committee Chair through the 2016 Annual General Meeting of Shareholders, after which Mr. Bushnell will become the Audit Committee Chair.

5.
The Chair of the Compensation, Governance Committee and Nominating Committee receives in respect of 2016 $30,000 as a retainer in addition to the Annual Cash Retainer of a regular non-employee member of the Board.

6.	The Chair of the Investment and Risk Management Committee receives in respect of 2016 $30,000 as a retainer in addition to the Annual Cash Retainer of a regular non-employee member of the Board.

7.
Ms. Sanders’s cash retainer would be expected to be paid in conjunction with her anticipated election at the 2016 Annual General Meeting of Shareholders. Her equity award would be issued on the next date on which awards are issued by the Company under its equity grant practices, with Ms. Sanders’s vesting to be the same date as other director grants made in the 2016 cycle.

CONFIRMED:

/s/ Henry Klehm III____________________________________________
Henry Klehm III
Chair, Compensation, Corporate Governance and Nominating Committee

NOTICED:

/s/ Stephen H. Weinstein________________________________________
Stephen H. Weinstein
Senior Vice President and Corporate Secretary